EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

THE CHILDREN'S PLACE RETAIL STORES, INC. REPORTS FEBRUARY TOTAL
SALES UP 78%

~ Sales from The Children's Place Stores Increased 36%; Comparable Store Sales Increased 24% ~
~ Company Reviewing Lease-Related Accounting Practices ~

Secaucus, New Jersey - March 3, 2005 - The Children's Place Retail Stores, Inc. (Nasdaq: PLCE), today announced total sales of $106.8 million for the four-week period ended February 26, 2005, a 78% increase over sales of $59.9 million for the same period last year. February sales include $25.3 million from the recently acquired Disney Store business in the United States and Canada. Comparable store sales for The Children's Place stores increased 24% on top of a 25% increase in February 2004.

"We are pleased with our strong sales momentum which has continued into the Spring season," said Ezra Dabah, Chairman and Chief Executive Officer of The Children's Place Retail Stores. "We continue to delight our customers with our compelling merchandise at unmatched value, and look forward to implementing this same successful formula at the Disney Store."

Separately, like many other public companies, the Company is re-evaluating its lease-related accounting practices in light of a recent SEC clarification. While this evaluation has not been completed, and therefore no decisions have been made, management believes that a restatement of the Company's previously issued financial statements is likely.

At this time, management believes that any correction to the Company's lease-related accounting practices, if necessary, would not have a material impact on net income for the year ended January 29, 2005, nor will any potential restatement have any impact on net sales, comparable store sales or overall cash flows for any period. Further, any correction to the Company's lease accounting practices would not materially impact its anticipated results of operations for the year ending January 28, 2006. The Company is in the process of completing its analysis, which it will review with its audit committee and independent auditors, and will report the results of its review as soon as it has been completed.

In conjunction with The Children's Place February sales release, you are invited to listen to the Company's pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Wednesday, March 9, 2005. To access the call, please visit the Company's website, www.childrensplace.com, or dial (402) 220-1182.

The Children's Place plans to report preliminary fourth quarter and fiscal 2004 results next Thursday, March 10, 2005. The Company will host a conference call on that date to be broadcast live via webcast at 10:00 a.m. Eastern Time. Interested parties can access the webcast via the Company's website, www.childrensplace.com. An archive of the webcast can be accessed one hour after the live call has taken place and will be available through Thursday, March 17, 2005.

The Children's Place Retail Stores, Inc. is a leading specialty retailer of children's merchandise, ages newborn to ten years old. The Company designs, contracts to manufacture and sells high-quality, value-priced apparel and accessories under the "The Children's Place" brand name. As of February 26, 2005, the Company operated 750 stores: 689 stores in the United States, 55 stores in Canada and six stores in Puerto Rico, and sells The Children's Place merchandise through its virtual store located at www.childrensplace.com. The Company also owns the subsidiary that operates the Disney Stores in North America, which consists of 306 stores: 293 stores in the United States and 13 stores in Canada.

This press release and above referenced calls may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers or listeners (on the calls) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Children's Place or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children's Place Seth Udasin, Chief Financial Officer, (201) 558-2409 Heather Anthony, Director, Investor Relations, (201) 558-2865